Exhibit 10.1

THIS SECURED CONVERTIBLE PROMISSORY NOTE AND THE DEBT EVIDENDED HEREBY IS SUBORDINATED PURSUANT TO THE TERMS OF A SUBORDINATION AGREEMENT, DATED AS OF THE DATE HEREOF between PANACEA VENTURE MANAGEMENT COMPANY LTD. AND LPH INVESTMENTS LTD.

SECURED Convertible Promissory Note

$1,500,000 Maximum Principal Amount	July 2, 2018

FOR VALUE RECEIVED, Windtree Therapeutics, Inc. (the "Company"), promises to pay to the order of Panacea Venture Management Company Ltd. (the "Holder"), the aggregate principal amount of all Loans (defined below) made by the Holder to the Company pursuant to this Secured Convertible Promissory Note (this “Note”), which aggregate principal amount shall not exceed One Million Five Hundred Thousand U.S. Dollars ($1,500,000) as set forth hereinafter. This Note is issued pursuant to that certain Term Sheet between the Company and the Holder (the “Term Sheet”). Capitalized terms not defined herein shall have the meanings set forth in the Term Sheet.

1.     Loan Tranches. Simultaneously with the issuance of this Note, the Holder has made a loan to the Company in the amount of One Million U.S. Dollars ($1,000,000) (the “First Tranche Loan”). On or before July 15, 2008, the Holder shall make an additional loan to the Company in the amount of Five Hundred Thousand U.S. Dollars ($500,000) (the “Second Tranche Loan”; each of the First Tranche Loan and the Second Tranche Loan, a “Loan”).

2.     Principal and Interest. This Note shall bear interest with respect to each Loan at the rate of fifteen percent (15%) per annum, compounding annually, during the period beginning on the date such Loan is made and shall continue to accrue interest until the earlier of (a) the repayment of such Loan in full, including all principal and accrued interest or (b) conversion of this Note according to its terms.

3.     Maturity. All unpaid principal, together with the balance of unpaid and accrued interest and other amounts payable hereunder, if not converted pursuant to the provisions of Section 6 or Section 7 below, will be due and payable on the Maturity Date, in accordance with Section 4, or when such amounts are declared due and payable by the Holder upon or after the occurrence of an Event of Default (as defined below). As used in this Note, the term "Maturity Date" means December 31, 2018.

4.     Payments. In the event that the Holder has not elected to convert this Note in accordance with Section 6 or Section 7 below, all unpaid principal, together with the balance of unpaid and accrued interest and other amounts payable hereunder shall be due and payable to the Holder on the Maturity Date. All payments pursuant to this Note shall be made to the Holder, at the address set forth below or such other address as the Holder shall designate from time to time, in lawful money of the United States of America and shall be applied first to accrued interest, and thereafter to principal. Upon payment in full of the principal hereof and accrued interest hereunder, this Note shall be surrendered to the Company for cancellation.

5.     Prepayment. The Company may prepay this Note, in whole or in part, without the prior written consent of the Holder and without any penalty.

6.     Conversion of the Note. At any time prior to the Maturity Date, this Note may be converted at the Holder's option into shares of the Company's Common Stock at a price per share equal to the closing price of the Company’s common stock as quoted on the OTCQB® trading market operated by the OTC Markets Group on the trading day immediately preceding the funding date of the First Tranche Loan ($4.00).

7.      Optional Participation in Private Placement. The Holder shall be entitled to, upon the satisfaction of the Conversion Condition (defined below) during the period ending two days after the satisfaction of the Conversion Condition (the “Conversion Period”), to convert the outstanding and unpaid principal and interest into an investment into the Private Placement based on the same economic, voting and other rights as the shares provided to the Equity Investors (defined below) in the Private Placement.

As used in this Note, “Conversion Condition” means the closing by the Holder of a Private Placement (defined below).

As used in this Note, “Private Placement” means the equity financing with investment proceeds provided by one (1) or more institutional investors, which may include Panacea Venture Healthcare Fund I L.P (such institutional investors, the “Equity Investors”).

8.     Conversion Procedure.

(a)     Fractional Shares. The Company will not be required to issue fractional securities upon the conversion hereof or to distribute certificates that evidence fractional securities, nor will the Company be required to make any cash payments in lieu of fractional securities otherwise issuable upon the conversion hereof. The Holder hereby waives any right to receive fractional securities in connection with the conversion hereof.

(b)     Fully Paid Shares. Upon conversion of this Note pursuant to the terms hereof, all securities issuable upon conversion of this Note will be fully paid and non-assessable.

(c)     Original Note. Upon conversion of this Note pursuant to the terms hereof, the Holder by acceptance of this Note agrees to deliver the executed original of this Note to the Company within ten (10) business days of receipt by Holder of notice from the Company of such conversion and this Note shall for all purposes be deemed paid and cancelled.

9.     Default. Notwithstanding anything to the contrary contained herein, the occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder:

(a)     Payments. Any failure by the Company to pay any amount payable hereunder in accordance with the terms hereof when due.

(b)     Insolvency. The Company (i) makes an assignment for the benefit of creditors, (ii) applies for or seeks the appointment of a receiver, liquidator, assignee, trustee, or other similar official for it or of any substantial part of its property or any such official is appointed, other than upon the Company's request, and such unrequested appointment continues for ninety (90) days, or (iii) institutes proceedings seeking an order for relief under the federal Bankruptcy Code or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment, or composition of it or any of its debts under other applicable federal or state law relating to creditor rights and remedies, or any such proceeding is filed against it, other than upon the Company's request, and such unrequested proceeding continues un-dismissed or un-stayed for ninety (90) days.

If any Event of Default shall occur and be continuing, after the expiration of applicable grace and/or cure periods, if any, the Holder may (i) by written notice to the Company, declare the entire unpaid principal amount of this Note, all interest accrued and unpaid hereon and all other amounts payable hereunder to be forthwith due and payable, whereupon all unpaid principal under this Note, all such accrued interest and all such other amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company, provided that if an event described in paragraph (b) above shall occur, the result which would otherwise occur only upon giving of notice to the Company as specified above, this Note and all such other amounts payable pursuant hereto shall become due and payable automatically without the giving of any such notice; and (ii) whether or not the actions referred to in clause (i) have been taken, exercise any or all rights and remedies available to Holder under this Note and applicable law.

10.     Presentment; Demand. The Company hereby waives any right to presentment, demand, protest or notice of dishonor and protest of this Note and any other notice, and any set-off against sums due and payable under this Note that the Company may have or claim to have against any Holder of this Note.

11.     Usury. The Holder does not intend to charge, collect or receive any interest that would exceed the maximum rate allowed by law. If the effect of any applicable law is to render usurious any amount called for under this Note or if any amount that is charged or received with respect to this Note results in the payment of any interest in excess of that permitted by law, then all excess amounts collected by the Holder shall be credited on the principal balance of this Note (or, if this Note shall have been paid in full, refunded to the Company), and the provisions of this Note shall immediately be deemed reformed and the amounts thereafter collectable reduced, without the necessity of the execution of any new document, so as to comply with the then applicable law. All sums paid, or agreed to be paid, by the Company for the use, forbearance, or detention of money under this Note shall, to the maximum extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the rate or amount of interest on account of such indebtedness does not exceed the usury ceiling from time to time in effect and applicable to such indebtedness for so long as such indebtedness is outstanding.

12.     Security Interest. To secure the timely and full performance of the Company’s obligations pursuant to this Note, the Company hereby grants to the Holder and its successors and assigns (collectively, the “Secured Parties”) a security interest and/or general security interest in all of the right, title and interest of the Company in, to and under the following property, wherever located, and whether now existing or hereafter arising or acquired from time to time (collectively, the “Collateral”):

    (a)  all personal property of every kind and nature including all accounts (including health-care-insurance receivables), goods (including inventory and equipment), documents (including, if applicable, electronic documents), instruments, promissory notes, chattel paper (whether tangible or electronic), letters of credit, letter-of-credit rights (whether or not the letter of credit is evidenced by a writing), securities and all other investment property, general intangibles (including all payment intangibles), money, deposit accounts, and any other contract rights or rights to the payment of money;

    (b)   all intellectual property; and

    (c)  all proceeds and products of each of the foregoing, all books and records relating to the foregoing, all supporting obligations related thereto, and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, and any and all Proceeds of any insurance, indemnity, warranty or guaranty payable to the Grantor from time to time with respect to any of the foregoing.

The security interest provided under this Section 12 shall terminate effective with the expiration of the Conversion Period as described in Section 7 hereof, provided that no Event of Default shall have occurred and be continuing. If any Event of Default shall occur and be continuing, after the expiration of applicable grace and/or cure periods, the Secured Parties shall have all rights, remedies and privileges in and to the Collateral as provided by applicable law, including, without limitation, the applicable sections of the Uniform Commercial Code as presently in effect and as amended from time to time in the State of New York, including, without limitation, the right to take immediate possession of the Collateral. The Secured Parties may file all documents (including, without limitation, UCC financing statements) and take any action necessary to perfect the Secured Parties’ security interest in the Collateral.

13.     Miscellaneous.

(a)     Expenses. Each party hereto will pay such party's own expenses.

(b)     Waiver and Amendment. Any term of this Note may be amended or waived only with the written consent of the Company and the Holder.

(c)     Binding Effect. The rights and obligations of the Company and the Holder of this Note shall be binding upon and benefit the successors, permitted assigns, heirs, administrator and transferees of the parties.

(d)     No Rights as Shareholder. This Note, as such, creates a lender/borrower relationship and will not entitle the Holder to any rights as a shareholder, officer, director, other employee or agent of the Company, except as otherwise specified herein.

(e)     Governing Law; Venue. This Note has been negotiated, delivered and accepted in the State of New York and shall be governed by, and construed in accordance with, the internal laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law. Any dispute with respect to this Note shall be resolved only in the state and federal courts located in New York, New York, and the appellate courts having jurisdiction of appeals in such courts.

(f)     Counterparts. This Note may be executed in two or more counterparts, including by facsimile or electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(g)     Construction. The titles and captions contained herein are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Note or the intent of any provision hereof. The parties acknowledge and agree that each has negotiated and reviewed the terms of this Note, assisted by such legal and tax counsel as they desired, and has contributed to its revisions. The parties further agree that the rule of construction that any ambiguities are resolved against the drafting party will be subordinated to the principle that the terms and provisions of this Note will be construed fairly as to all parties and not in favor of or against any party.

(h)     Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of this Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

(i)     Entire Agreement. This Note constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and supersedes any prior agreements (including the Term Sheet) between the parties regarding the subject matter hereof.

(j)     Attorneys’ Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Note, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which such party may be entitled.

(k)     Waiver of Jury Trial. The Company and the Holder, by acceptance of this Note, having been represented by counsel, each knowingly and voluntarily waives any right to a trial by jury in any action or proceeding to enforce or defend any rights under this Note and any other documents delivered pursuant hereto, and agree that any such action or proceeding shall be tried before a court and not before a jury.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Secured Convertible Promissory Note as of the date set forth above.

WINDTREE THERAPEUTICS, INC. By:/s/ Craig Fraser Name:Craig Fraser Title:President and Chief Executive Officer
Acknowledged and Accepted: PANACEA VENTURE MANAGEMENT COMPANY LTD. By: /s/ James Huang Name: James Huang Title: Address: